Exhibit 10.9

Execution Copy

RESTRICTED STOCK AGREEMENT

FOR THE

EURAMAX INTERNATIONAL, INC. 2003 EQUITY COMPENSATION PLAN

1.             Grant of Restricted Stock.  Subject to the restrictions contained in this agreement (the “Agreement”), and in the Euramax International, Inc. 2003 Equity Compensation Plan (the “Plan”), Euramax International, Inc. (the “Company”) hereby grants to [                    ] (the “Grantee”), effective on the Closing Date (as defined in the Stock Purchase Agreement, dated the date hereof, by and among Citigroup Venture Capital Equity Partners, L.P. and affiliates, the Company and the stockholders of the Company named therein (the “Stock Purchase Agreement”)) (the “Grant Date”), [                    ] shares of Class A Common Stock (“Restricted Stock”).  All capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan unless the context clearly requires an alternative meaning.

2.             Restriction Period.  Provided that Grantee has not voluntary terminated his or her employment with the Company, Grantee shall vest one hundred percent of the Award on January 2, 2008.  Immediately prior to a Change of Control or a Public Offering, all unvested shares of Restricted Stock shall immediately vest and the Restriction Period with respect to such shares shall be accelerated immediately prior to the effectiveness of the Change of Control or the Public Offering.

3.             Termination of Employment.  If the Grantee voluntary terminates his or her employment, the Grantee will forfeit any unvested shares of Restricted Stock.  If the Grantee’s employment is terminated for any reason, including death or Disability, other than the voluntary termination of the Grantee, all unvested shares of Restricted Stock shall immediately vest and the Restriction Period with respect to such shares shall be accelerated as of the date of the Grantee’s death, Disability or other non-voluntary termination.

4.             Non-Transferability of Award.  The Grantee may not transfer any unvested shares of Restricted Stock acquired pursuant to this Award except by will or the laws of descent and distribution.  Following any such transfer, the terms of the grant shall remain the same except that the transferee shall be considered the Grantee.  The transferability of such shares shall also be limited by the Securities Holders Agreement.  A Grantee wishing to sell, encumber or otherwise dispose of vested shares of Class A Common Stock (or shares of Common Stock into which such shares of Class A Common Stock have been converted) may transfer such shares only as permitted by the terms of the Securities Holders Agreement.

5.             Right to Receive Dividends.  The Grantee will have the right to receive any dividends or other distributions paid on unvested shares of Restricted Stock.

6.             Securities Holders Agreement.  Grantee acknowledges and agrees that he is subject to the provisions of the Securities Holders Agreement with respect to the Restricted Stock granted herein.

7.             Withholding.  The Company’s obligation to deliver the certificate(s) representing the shares of Restricted Stock shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements.  Grantee may either tender cash payment to the Company in an amount equal to the required withholding or authorize the Company to withhold shares otherwise issuable to Grantee with a Fair Market Value equal to the required withholding.

8.             Amendments.  The Committee may from time to time amend the terms of this Agreement to the extent it deems appropriate to carry out the terms and provisions of the Plan; provided that any amendment adverse to the Grantee shall be effective only if consented to by the Grantee in writing.

9.             Interpretation of Agreement and Plan.  The Committee shall have sole power to interpret and construe any provisions of this Agreement or the Plan.  Any such interpretation or construction made by the Committee shall be final and binding on all parties.  In the event of any differences between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  A copy of the most recent version of the Plan is attached hereto.

10.           Grant Not to Affect Employment.  The shares of Restricted Stock granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company.

11.           Effective Time.  This Agreement shall be effective as of the Closing (as defined in the Stock Purchase Agreement) without further action required on the part of any party hereto.  If the Closing does not occur and the Stock Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

12.           Required Approval.  The obligations of the Company hereunder are contingent upon approval of this Agreement by more than 75% of the voting power of the Company’s outstanding stock (as determined under Section 280G(b)(5)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Proposed Treasury Regulations promulgated under Code Section 280G).

13.           Miscellaneous.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.           Securities Laws.  The Committee may from time to time impose any conditions on the shares of Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.

15.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

16.           Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of State of Delaware.

[NAME OF GRANTEE]

Dated: April 15, 2003

EURAMAX INTERNATIONAL, INC.

Dated: April 15, 2003	By:

[Attach Copy of Plan]